                                                                   Exhibit 9(c)


                            TRANSFER AGENCY AGREEMENT

         THIS AGREEMENT is made as of the 8th day of September, 1986, between ADDISON CAPITAL SHARES, INC., a Maryland corporation (the "Fund"), and PROVIDENT FINANCIAL PROCESSING CORPORATION, a Delaware corporation ("PFPC") which is an indirect, wholly-owned subsidiary of Provident National Corporation.

                                  R E C I T A L

         WHEREAS, the Fund is registered as a open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and

         WHEREAS, the Fund desires to retain PFPC to serve as the Fund's transfer agent, registrar, and dividend disbursing agent, and PFPC is willing to furnish such services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Appointment. The Fund hereby appoints PFPC to serve as transfer agent, registrar and dividend disbursing agent for the Fund with respect to the shares of the Fund's Capital Stock, par value $0.001 per share ("Shares") for the period and on the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 16 of this Agreement.

         2. Delivery of Documents. The Fund has furnished PFPC with copies properly certified or authenticated of each of the following:

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                  (a) Resolutions of the Fund's Board of Directors authorizing the appointment of PFPC as transfer agent and registrar and dividend disbursing agent for the Fund and approving this Agreement;

                  (b) Appendix A identifying and containing the signatures of the Fund's officers and/or other persons authorized to sign Written Instructions, as hereinafter defined, on behalf of the Fund and to execute stock certificates representing Shares;

                  (c) The Fund's Articles of Incorporation filed with the Department of Assessments and Taxation of the State of Maryland on June 4, 1986 and all amendments thereto (such Articles of Incorporation, as presently in effect and as they shall from time to time be amended, are herein called the "Charter");

                  (d) The Fund's By-Laws and all amendments thereto (such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the "By-Laws");

                  (e) Copies of all documents relating to any voluntary investor service plans sponsored by the Fund, including periodic investment plans such as Individual Retirement Accounts;

                  (f) The Investment Advisory and Administration Agreement between Addison Capital Management Company (the "Adviser") and the Fund dated as of September 8, 1986;

                  (g) The Services Agreement between Janney Montgomery Scott Inc. ("Janney") and the Fund dated as of September 8, 1986 (the "Management Agreement");

                  (h) The Custodian Agreement between Provident National Bank and the Fund dated as of September 8, 1986;

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                  (i) The Underwriting Agreement between the Fund and Janney dated as of September 8, 1986 (the "Underwriting Agreement");

                  (j) The Fund's Notification of Registration filed pursuant to
Section 8(a) of the 1940 Act on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission ("SEC") on or about June 10, 1986;

                  (k) The Fund's most recent Pre-Effective Amendment to its Registration Statement on Form N-lA under the Securities Act of 1933, as amended (the "1933 Act") (File No. 33-6364) and under the 1940 Act as filed with the SEC on September 9, 1986 relating to Shares, and all amendments thereto; and

                  (l) The Fund's most recent prospectus (such prospectus, as presently in effect and all amendments and supplements thereto are herein called the "Prospectus").

         The Fund will furnish PFPC from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

         3. Definitions.

                  (a) "Authorized Person". As used in this Agreement, the term "Authorized Person" means any officer of the Fund and any other person, whether or not any such person is an officer or employee of the Fund, duly authorized by the Board of Directors of the Fund to give Oral and Written Instructions on behalf of the Fund and listed on the Certificate annexed hereto as Appendix A or any amendment thereto as may be received by PFPC from time to time.

                  (b) "Oral Instructions". As used in this Agreement, the term "Oral Instructions" means oral instructions actually received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. The Fund agrees to deliver to PFPC, at

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the time and in the manner specified in Paragraph 4(b) of this Agreement,
Written Instructions confirming Oral Instructions.

                  (c) "Written instructions". As used in this Agreement, the term "Written Instructions" means written instructions delivered by hand, mail, tested telegram, cable, telex or facsimile sending device, and received by PFPC and signed by an Authorized Person.

         4. Instructions Consistent with Charter, etc.

                  (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral or Written Instructions. Although PFPC may take cognizance of the provisions of the Charter and By-Laws of the Fund, PFPC may assume that any Oral or Written Instructions received hereunder are not in any way inconsistent with any provisions of such Charter or By-Laws or any vote, resolution or proceeding of the Shareholders, or of the Board of Directors, or of any committee thereof.

                  (b) PFPC shall be entitled to rely upon any Oral Instructions and any Written Instructions actually received by PFPC pursuant to this Agreement. The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions in such manner that the Written Instructions are received by PFPC by the close of business of the same day that such Oral Instructions are given to PFPC. The Fund agrees that the fact that such confirming Written Instructions are not received by PFPC shall in no way affect the validity of the transactions or enforceability of the transactions authorized by the Fund by giving Oral Instructions. The Fund agrees that PFPC shall incur no liability to the Fund in acting upon Oral Instructions given to PFPC hereunder concerning such transactions provided such instructions reasonably appear to have been received from an Authorized Person.

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         5. Transactions Not Requiring Instructions. In the absence of contrary
Written Instructions, PFPC is authorized to take the following actions:

                  (a) Issuance of Shares. Upon receipt of a purchase order from Janney for the purchase of Shares and sufficient information to enable PFPC to establish a Shareholder account, and after confirmation of receipt or crediting of Federal funds for such order from the Fund's Custodian, PFPC shall issue and credit the account of the investor or other record holder with Shares.

                  (b) Transfer of Shares.

                           1. Certificated Securities. Upon receipt of signed
stock certificates, which shall be in proper form for transfer, and upon cancellation or destruction thereof, PFPC shall countersign, register and issue new certificates for the same number of Shares and shall deliver them pursuant to instructions received from the transferor, pursuant to the rules of the exchange upon which Shares are listed, the rules and regulations of the Securities and Exchange Commission, and the law of the State of Maryland relating to the transfer of shares of common stock.

                           2. Uncertificated Securities. Where a Shareholder
does not hold a certificate representing the number of Shares in his account and does provide PFPC with instructions for the transfer of such shares which include a signature guaranteed by a national bank or registered broker/dealer and such other appropriate documentation to permit a transfer, then PFPC shall register such shares and shall deliver them pursuant to instructions received from the transferor, pursuant to the rules of the exchange upon which Shares are listed, the rules and regulations of the Securities and Exchange Commission, and the law of the State of Maryland relating to the transfer of shares of common stock.

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                  (c) Stock Certificates. The Fund will supply PFPC with a
sufficient supply of stock Certificates representing Shares, in the form approved from time to time by the Board of Directors of the Fund, and, from time to time, shall replenish such supply upon request of PFPC. Such stock certificates shall be properly signed, manually or by facsimile signature, by the duly authorized officers of the Fund, whose names and positions shall be set forth on Appendix A, and shall bear the corporate seal or facsimile thereof of the Fund, and notwithstanding the death, resignation or removal of any officer of the Fund, such executed certificates bearing the manual or by facsimile signature of such officer shall remain valid and may be issued to Shareholders until PFPC is otherwise directed by Written Instructions.

                  (d) Lost or Destroyed Certificates. In the case of the loss or destruction of any certificate representing Shares, no new Certificate shall be issued in lieu thereof, unless there shall first have been furnished an appropriate bond of indemnity issued by the surety company approved by PFPC.

                  (e) Uncertificated Securities. Upon receipt of the stock certificates, which shall be in proper form for transfer, together with Shareholder's instructions to hold such stock certificates for safekeeping, PFPC shall reduce such shares to uncertificated status, while retaining the appropriate registration in the name of Shareholder upon the transfer books.

         Upon receipt of written instructions from a Shareholder of uncertificated securities for a certificate in the number of shares in his account, PFPC will issue such stock certificates and deliver them to Shareholder.

         6. Authorized Shares. The Fund's authorized capital stock consists of Two Billion (2,000,000,000) shares of Capital Stock par value $0.001 per Share, of which 50,000,000 are classified as Class A Common Stock and the remainder of which are unclassified. PFPC shall record issues of all Shares and shall notify the Fund in case any proposed issue of Shares by the Fund shall result in an over-issue as defined by
Section 8-104(2) of Article 8 of the Maryland Uniform Commercial Code. In case any issue of Shares would result in such an over-issue, PFPC shall refuse to issue said Shares and shall not countersign and issue certificates for such Shares. The Fund agrees to notify PFPC promptly of any change in the number of authorized Shares and of any change in the number of Shares registered under the 1933 Act or termination of the Fund's declaration under Rule 24f-2 of the 1940 Act.

         7. Dividends and Distributions. The Fund shall furnish PFPC with appropriate evidence of action by the Fund's Board of Directors authorizing the declaration and payment of dividends and distributions as described in the Prospectus. After deducting any amount required to be withheld by any applicable tax laws, rules and regulations or other applicable laws, rules and regulations, PFPC shall in accordance with the instructions in proper form from such Shareholders and the provisions of the Fund's Charter and Prospectus, issue and credit the account of the Shareholder with Shares, or, if the Shareholder so elects pay such dividends or distribution in cash, in the manner described in the Prospectus. In lieu of receiving from the Fund's Custodian and paying to Shareholders cash dividends or distributions, PFPC may arrange for the direct payment of cash dividends and distributions to Shareholders by the Fund's Custodian, in accordance with such procedures and controls as are mutually agreed upon from time to time by and among the Fund, PFPC and the Fund's Custodian.

         PFPC shall prepare, file with the Internal Revenue Service and other appropriate taxing authorities, and address and mail to Shareholders such returns and information relating to dividends

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and distributions paid by the Fund as are required to be so prepared, filed and mailed by applicable laws, rules and regulations, or such substitute form of notice as may from time to time be permitted or required by the Internal Revenue Service. On behalf of the Fund, PFPC shall mail certain requests for shareholders' certifications under penalties of perjury and pay on a timely basis to the appropriate Federal authorities any taxes to be withheld on dividends and distributions paid by the Fund, all as required by applicable Federal tax laws and regulations.

         In accordance with Prospectus and such procedures and controls as are mutually agreed upon from time to time by and among the Fund, PFPC and the Fund's Custodian, PFPC shall (a) arrange for issuance of shares obtained through
(1) transfers of funds from shareholders' accounts at financial institutions,
(2) the Pre-Authorized Check Plan, (3) the Right of Accumulation, and (4) the Letter of Intent Program; (b) arrange for the exchange of Shares for shares of the Reserve Fund, Inc., Reserve Tax-Exempt Trust-Interstate Portfolio, and Reserve New York Tax-Exempt Trust; and (c) arrange for systematic withdrawals from the account of a Shareholder participating in the Systematic Withdrawal Plan.

         8. Communications with Shareholders.

                  (a) Communications to Shareholders. PFPC will address and mail all communications by the Fund to its Shareholders, including reports to Shareholders, confirmations of purchases and sales of Fund Shares, monthly statements, dividend and distribution notices and proxy material for its meetings of Shareholders. PFPC will receive and tabulate the proxy cards for the meetings of the Fund's Shareholders.

                  (b) Correspondence. PFPC will answer such correspondence from Shareholders, securities brokers and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between PFPC and the Fund.

         9. Records. PFPC shall maintain records of the accounts for each Shareholder showing the following information:

                  (a) name, address and United States Tax Identification or Social Security number;

                  (b) number and class of Shares held and number of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

                  (c) historical information regarding the account of each Shareholder, including dividends and distributions paid and the date and price for all transactions on a Shareholder's account;

                  (d) any stop or restraining order placed against a Shareholder's account;

                  (e) any correspondence relating to the current maintenance of a Shareholder's account;

                  (f) information with respect to withholdings; and,

                  (g) any information required in order for PFPC to perform any calculations contemplated or required by this Agreement.

         The books and records pertaining to the Fund which are in the possession of PFPC shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws and rules and regulations. The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Fund, copies of any such books

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and records shall be provided by PFPC to the Fund or the Fund's authorized representative at the Fund's expense.

         10. Reports. PFPC shall furnish state by state registration reports, and such other information, including Shareholder lists and statistical information concerning accounts as may be agreed upon from time to time between the Fund and PFPC.

         11. Cooperation With Accountants. PFPC shall cooperate with the Fund's independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion as such may be required by the Fund from time to time.

         12. Confidentiality. PFPC agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and its prior, present or potential Shareholders and relative to the Advisor, Janney and its prior, present or potential customers, except, after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld, where PFPC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

         13. Equipment Failures. In the event of equipment failures beyond PFPC's control, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. The foregoing obligation shall not extend to computer terminals located outside of premises maintained by PFPC. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate

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equipment is available.

         14. Right to Receive Advice.

                  (a) Advice of Fund. If PFPC shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the Fund directions or advice, including Oral or Written Instructions where appropriate.

                  (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law involved in any action to be taken or omitted by PFPC, it may request advice at its own cost from counsel of its own choosing (who may be counsel for the Adviser, the Fund or PFPC, at the option of PFPC).

                  (c) Conflicting Advice. In case of conflict between directions, advice or Oral or Written Instructions received by PFPC pursuant to subparagraph (a) of this paragraph and advice received by PFPC pursuant to subparagraph (b) of this paragraph, PFPC shall be entitled to rely on and follow the advice received pursuant to the latter provision alone.

                  (d) Protection of PFPC. PFPC shall be protected in any action or inaction which it takes in reliance on any directions, advice or Oral or Written Instructions received pursuant to subparagraphs (a) or (b) of this paragraph which PFPC, after receipt of any such directions, advice or Oral or Written Instructions, in good faith believes to be consistent with such directions, advice or Oral or Written Instructions, as the case may be. However, nothing in this paragraph shall be construed as imposing upon PFPC any obligation (i) to seek such directions, advice or Oral or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral or Written Instructions when received, unless, under the terms of another provision of this Agreement, the same is a condition to PFPC's properly taking or omitting to take such action. Nothing in this

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subsection shall excuse PFPC when an action or omission on the part of PFPC constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by PFPC of its duties and obligations under this Agreement.

         15. Compliance with Governmental Rules and Regulations. The Fund assumes full responsibility for insuring that the contents of each prospectus of the Fund complies with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction.

         16. Compensation. As compensation for the services rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC monthly fees that shall be agreed to from time to time by the Fund and PFPC, for each account open at any time during the month for which payment is being made, plus certain of PFPC's expenses relating to such services, as shall be agreed to from time to time by the Fund and PFPC.

         17. Indemnification. The Fund agrees to indemnify and hold harmless PFPC and its nominees and sub-contractors from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities and blue sky laws, all as or to be amended from time to time) and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly from any action or thing which PFPC takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the advice of the Fund or (ii) upon Oral or Written Instructions, provided, that neither PFPC nor any of its nominees or subcontractors shall be indemnified against any liability to the Fund or to its Shareholders (or any expenses incident to such liability) arising out of (x) PFPC's or such nominee's or such sub-contractors' own willful

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misfeasance, bad faith or gross negligence or reckless disregard of its duties in connection with the performance of its duties and obligations under this Agreement or (y) PFPC's or such nominee's or sub-contractors' own negligent failure to perform its duties expressly provided for in this Agreement or otherwise agreed to by PFPC in writing.


         18. Responsibility of PFPC. PFPC shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC in writing. In the performance of its duties hereunder, PFPC shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits to insure the accuracy and completeness of all services performed under this Agreement. PFPC shall be responsible for its own negligent failure to perform its duties under this Agreement, but to the extent that duties, obligations and responsibilities are not expressly set forth in this Agreement, PFPC shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of PFPC or reckless disregard of such duties, obligations and responsibilities. Without limiting the generality of the foregoing or of any other provision of this Agreement, PFPC in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (a) the validity or invalidity or authority or lack thereof of any Oral or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, if any, and which PFPC reasonably believes to be genuine, or (b) delays or errors or loss of data occurring by reason of circumstances beyond PFPC's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown (except as provided in Paragraph 13), flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power

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supply.

         19. Duration and Termination. This Agreement shall continue until termination by the Fund or by PFPC on sixty (60) days' written notice.

         20. Registration as a Transfer Agent. PFPC represents that it is currently registered with the appropriate Federal authority for the registration of transfer agents, and that it will remain so registered for the duration of this Agreement. PFPC agrees that it will promptly notify the Fund in the event of any material change in its status as a registered transfer agent.

         21. Notices. All notices and other communications, including Written Instructions (collectively referred to as "Notice" or "Notices" in this paragraph), hereunder shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notices shall be addressed (a) if to PFPC at P.O. Box 8950, Wilmington, Delaware 19899; (b) if to the Fund, at the address of the Fund attention: Rudolph C. Sander; or (c) if to neither of the foregoing, at such other address as shall have been notified to the sender of any such Notice or other communication. If the location of the sender of a Notice and the address of the addressee thereof are, at the time of sending, more than 100 miles apart, the Notice may be sent by first-class mail, in which case it shall be deemed to have been given five days after it is sent, or if sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately, and, if the location the sender of a Notice and the address of the addressee thereof are, at the time of sending, not more than 100 miles apart, the Notice may be sent by first-class mail, in which case it shall be deemed to have been given three days after it is sent, or if sent by messenger, it shall be deemed to have been given on the day it is delivered, or if sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. All postage, cable, telegram, telex and facsimile

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sending device charges arising from the sending of a Notice hereunder shall be paid by the sender.

         22. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

         23. Amendments. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

         24. Assignment. The performance hereunder may be assigned and sub-contracted by PFPC to an affiliate or wholly-owned subsidiary of it, Provident National Bank, Provident National Corporation or PNC Financial Corp without the Fund's consent but with at least thirty (30) days' prior written notice.

         25. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties hereto may embody in one or more separate documents their agreement, if any, with respect to Oral Instructions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in Pennsylvania and governed by Pennsylvania law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the

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remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

[SEAL]                                      ADDISON CAPITAL SHARES, INC.


Attest:   /s/ Radcliffe Cheston             By:  /s/ Jay Massey
          ----------------------------           -------------------------
              Secretary                          President

[SEAL]                                      PROVIDENT FINANCIAL, PROCESSING
                                               CORPORATION

Attest:  /s/ John P. Silcox, Jr.            By:   /s/ Clayton H. Banks III
         -----------------------------          --------------------------

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                                                                      Appendix A

                          ADDISON CAPITAL SHARES, INC.

Name                                       Signature
----                                       ---------

Jay R. Massey                           /s/  Jay R. Massey
                                        -------------------------------

Radcliffe Cheston                       /s/  Radcliffe Cheston
                                        -------------------------------

John J. Gray                            /s/  John J. Gray
                                        -------------------------------

Charles J. Sullivan                     /s/  Charles J. Sullivan
                                        -------------------------------

Richard Boorse                          /s/  Richard Boorse
                                        -------------------------------

Maryann T. Perrino                      /s/  Maryann T. Perrino
                                        -------------------------------

Kathryn A. Hardwick                     /s/  Kathryn A. Hardwick
                                        -------------------------------

Donald E. Blum                          /s/  Donald E. Blum
                                        -------------------------------

Karen M. Abbott                         /s/  Karen M. Abbott
                                        -------------------------------